EXHIBIT 10.2

BRAND DIRECTOR AGREEMENT

This brand director agreement (this “Agreement”) is made and entered into as of November 30, 2019 (the “Effective Date”), by and among NMG Cathedral City, LLC, a California limited liability company (the “Brand Director”) and Satellites Dip, LLC, a California limited liability company (“Licensee”). Brand Director and Licensee are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, Licensee is a licensed commercial cannabis business conducting Commercial Cannabis Activity within the state of California;

WHEREAS, Brand Director is engaged in the business of, inter alia, providing certain services to licensed commercial cannabis businesses operating throughout the state of California;

WHEREAS, Licensee desires to engage the Brand Director, and the Brand Director wishes to accept said engagement, to provide the Brand Director Services for the Managed Products on the terms and conditions set forth herein;

WHEREAS, Licensee has concurrently herewith entered into that certain Brand License Agreement with DEP Nevada, Inc. (“DEP”) of even date herewith (the “License Agreement”) to run coterminous with this Agreement, whereby Licensee shall license the Licensed Brands from DEP;

WHEREAS, these recitals are hereby incorporated and made a part of this Agreement; and

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound hereby, do promise and agree as follows:

1. DEFINITIONS

a. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

b. “Agreement” shall have the meaning set forth in the preamble of this Agreement.

c. “Applicable Law” means any and all applicable local, state and federal laws, rules and regulations. Notwithstanding anything to the contrary contained herein, the parties acknowledge that, at the time of the execution of this Agreement, the terms of this Agreement may not comply with the CSA. The parties acknowledge that a violation of the CSA shall not be deemed to violate Applicable Law as used herein.

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d. “BCC” means the California Bureau of Cannabis Control.

e. “BCC Regulations” means the Bureau of Cannabis Control’s final Text of Regulations, Title 16, Division 42.

f. “Brand Director” shall have the meaning set forth in the preamble to this Agreement.

g. “Brand Director Fee” shall be the fee paid to the Brand Director as consideration for the Brand Director Services as set forth in Section 3(b) of this Agreement.

h. “Brand Director Services” shall have the meaning set forth in Section 2 of this Agreement.

i. “CDPH” means the California Department of Public Health.

j. “CDPH Regulations” means the California Code of Regulations Title 17.

k. “Claims” means any claim, demand, dispute, controversy or cause of action.

l. “Collection Costs” means reasonable costs related to recovery of unpaid payments of the Brand Director Fee, including, but not limited to, administrative and attorney’s fees that may be incurred by Brand Director and/or Brand Director’s Representatives in an effort to collect past due amounts owed to Brand Director for more than sixty (60) days.

m. “Commercial Cannabis Activity” means all commercial cannabis activity that Licensee is lawfully engaged in within the State of California pursuant to the Licenses.

n. “Confidential Information” means any and all information relating to either Party, including information about either Party’s business operations, strategies, goods and services, customers, pricing, marketing, and other information or documents that may reasonably be deemed to be sensitive, confidential or proprietary, disclosed to and/or obtained by one Party to the other in connection with this Agreement, whether orally, in writing, or in other recorded form, and regardless of whether such information is expressly stated to be confidential or marked as such. For purposes of clarity, Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of a Party; (ii) is or becomes available to a Party on a non-confidential basis from another Person, provided that such Person is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of a Party prior to being disclosed by or on behalf of the other Party; or (iv) is required to be disclosed by Applicable Law, including pursuant to the terms of a court order; provided that the disclosing Party has given the other Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy.

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o. “Contribution Fee” shall be a monthly fee of Five Thousand Dollars ($5,000.00) to be paid by Brand Director to Licensee on or before the fifth (5th) calendar day of each month during the Term, subject to Section 3(e) of this Agreement, beginning November 1, 2019.

p. “CSA” means 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act and its implementing regulations.

q. “Designated Area” means the area of the Licensed Premise reserved for the production of the Managed Products as set forth in the premises diagram attached hereto as Exhibit B.

r. “Direct Costs” means all direct, customary, necessary and verifiable "out-of-pocket" costs, expenses, and fees, which directly relate to the production and sale of the Managed Products only, including but not limited to: (1) wages paid to employees, contractors and consultants (as applicable); (2) fees paid in connection with the processing, manufacturing, packaging and labeling of the Managed Products, including but not limited to, source material costs, and general and product liability insurance; (3) Testing Costs; (4) any fees associated with the distribution, transportation, and sale of the Managed Products; and (5) any other reasonable and documented fees and expenses incurred in connection with the production and sale of the Managed Products.

s. “Direct Taxes” means all taxes paid by Licensee, which directly and exclusively relate to Licensee’s production of the Managed Products, including, without limitation, any cannabis related taxes imposed, such as California cultivation tax, excise tax, and sales tax, local cannabis-related taxes and excise fees, and all other applicable local, State or Federal taxes, including, but not limited to, sales, use, receipts, excise, remittance or VAT.

t. “Distribution Premise” means the real property where Licensee is licensed to conduct commercial cannabis distribution activities.

u. “Effective Date” shall have the meaning set forth in the preamble of this Agreement.

v. “Equipment Lease” shall have the meaning set forth in Section 6(b).

w. “Gross Revenue” means the gross amount of monies, income, consideration and/or other compensation actually received by Licensee in connection with the sale of Managed Products.

x. “Initial Term” means a period commencing on the Effective Date and extending until such date that is six (6) months thereafter.

y. “Intellectual Property” means any and all trademarks, service marks, trade names, trade dress, word marks and design marks, slogans, domain names, graphics, images, logos, artwork, text and other works of authorship technical information, trade secrets, formulas, recipes, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials owned or developed by a particular Party.

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z. “License” or “Licenses” means: both: (i) any and all approvals, permits and/or licenses required by local municipal law to engage in the Commercial Cannabis Activity at the Licensed Premises; and (ii) a license to engage in the Commercial Cannabis Activity granted by the applicable California licensing authority to engaged in the Commercial Cannabis Activity at the Licensed Premises. The Licenses issued from the State Regulatory Authorities are attached hereto as Exhibit C.

aa. “License Agreement” shall have the meaning set forth in the recitals of this Agreement.

bb. “Licensed Brand(s)” means the brand name(s), tradename(s), trademark(s), service mark(s), logo(s), design(s), artwork licensed by the Licensee pursuant to the License Agreement.

cc. “Licensed Premise” shall mean collectively, the Manufacturing Premises and the Distribution Premises.

dd. “Licensee” shall have the meaning set forth in the preamble of this Agreement.

ee. “Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

ff. “Managed Brands” shall mean the Licensed Brand, plus any other brands included on the Managed Products listed on Exhibit C, which may be updated from time to time by Brand Director.

gg. “Managed Products” means the cannabis products that are labeled with branding of the Licensed Brand and any additional cannabis products produced by Licensee under the management of Brand Director as set forth on Exhibit C attached hereto.

hh. “Manufacturing Premise” means the real property where Licensee is licensed to conduct commercial cannabis manufacturing activities.

ii. “Net Revenue” shall mean the Gross Revenues, minus all Direct Costs.

jj. “Party” or “Parties” shall have the meaning set forth in the preamble of this Agreement.

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kk. “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

ll. “Representatives” means a Party’s and its Affiliates’ shareholders, members, managers, employees, officers, directors, consultants, and legal advisors.

mm. “Renewal Term” means a period of three (3) months commencing upon the conclusion of the immediately preceding Term period.

nn. “Source Materials” means all raw ingredients, including cannabis and non-cannabis ingredients, packaging and labeling, and any other materials required to be used in the production of the Managed Products.

oo. “State Regulatory Authorities” means the BCC and the CDPH.

pp. “Supply Chain License Holders” means, collectively, all of Licensee’s third-party nurseries, cultivators, processors, transporters, manufacturers, extractors, infusers, packagers, and suppliers and distributors involved in the supply chain of any Managed Product.

qq. “Term” means, collectively, the Initial Term and all Renewal Terms (if any).

rr. “Testing Costs” means all actual, documented costs charged by the Testing Laboratory to Licensee with respect to the testing of Managed Products (without mark-up). Licensee shall ensure that the Testing Costs are on a most favored nation basis with the lowest testing cost quoted to Licensee.

ss. “Testing Laboratory” means a testing laboratory that has obtained all local and state licenses required under Applicable Law to be a commercial cannabis testing laboratory in the state of California.

2. BRAND DIRECTOR SERVICES

a. Licensee Responsibilities. The Licensee shall be responsible for all day to day operations and expenses of Licensee’s Commercial Cannabis Activity, with the exception of the duties and responsibilities expressly delegated to Brand Director as set forth in Section 2(b) of this Agreement.

b. Brand Director Services. Upon the terms and subject to the conditions contained herein, Licensee is engaging Brand Director to provide certain operational and advisory services in connection with the Licensee’s production of the Managed Products (the “Brand Director Services”). The Brand Director Services may include, without limitation, the following services:

i. Brand Direction. Brand Director shall manage and oversee day-to-day operation of Licensee’s production of the Managed Products only, which services may include, without limitation: (1) maintaining legally compliant and appropriate hours for production; (2) causing Licensee to hire an adequate and appropriate staff of personnel for production; and (3) managing, supervising, monitoring, and consulting with personnel as to the production of the Managed Products in compliance with the terms of this Agreement and Applicable Law.

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ii. Payment of Reimbursement Fee. In connection with Licensee’s production of the Managed Products, Brand Director shall pay to Licensee a monthly reimbursement fee equal to the amount of Direct Costs and Direct Taxes attributable to the production and sale of the Managed Products with such reimbursement fee to be paid no later than the first calendar day of each month during the Term (the “Reimbursement Fee”).

iii. Inventory Management. Brand Director shall direct Licensee as to producing, establishing, purchasing, or otherwise acquiring and managing appropriate inventory and supply levels of Source Materials for use in connection with Licensee’s production of the Managed Products as permitted under Applicable Law.

iv. Sale and Distribution. Brand Director shall direct Licensee to enter into distribution agreements and sale agreements with third-party commercial cannabis licensees for the distribution and sale of the Managed Products in accordance with Applicable Law. Brand Director shall have approval rights of any contracts between Licensee and any third-party licensees related to the Managed Products.

c. Production of the Managed Products. Upon execution of this Agreement, Licensee expressly grants Brand Director 24 hour access to the Designated Area to provide the Brand Director Services. Licensee further agrees to begin producing the Managed Products under the management and directions of Brand Director in the Designated Area. Only authorized personnel shall be permitted to participate in the production of the Managed Products and be granted access to the Brand Director’s Intellectual Property, the Source Materials, and the Managed Products.

d. Cooperation. Licensee shall cooperate with Brand Director in all reasonable respects in matters relating to the provision and receipt of the Brand Director Services. Notwithstanding the foregoing, Brand Director’s authority to manage Licensee is limited to the Brand Director Services as defined herein and all aspects of operations necessary to carry out such services.

3. CONSIDERATION

a. Source Materials. The Parties agree that Brand Director shall direct the Licensee to purchase and supply all Source Materials, other than non-cannabis Source Materials supplied by the Brand Director, in accordance with Applicable Law. Any costs incurred by Licensee for such Source Materials shall be subject to reimbursement in accordance with Section 2(b)(ii) of this Agreement.

b. Brand Director Fee. Subject to Section 3(e), for each calendar month during the Term, Licensee shall pay to Brand Director a fee, to be calculated as follows: (x) Net Revenue for a single calendar month, multiplied by, (y) seventy-five percent (75%); (z) plus any fees to be paid to Brand Director in connection with the Equipment Lease dated June 6, 2019 (the “Equipment Lease Fees”) added to the product of (x) and (y), the (q) total amount shall be the fee paid to the Brand Director (the “Brand Director Fee”). If the Net Revenue, minus the product of (x) and (y) is less than the Equipment Lease Fees in any given month, the difference shall carry over to the subsequent month, to be added to that month’s Equipment Lease Fee, or the difference may be paid by Licensee at its sole option.

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c. Payment. Full payment of the Brand Director Fee pursuant to this Section 3 shall be made on a monthly basis by the Licensee no later than ten (10) calendar days following the end of each calendar month during the Term. In the event that Licensee fails to make payment of the Brand Director Fee, Licensee shall be charged a late payment fee, which shall be equal to the lesser of: (i) the interest at a rate of ten percent (10%) per annum, compounded monthly; or (ii) the highest interest rate permissible by Applicable Law. In addition, Licensee shall also be responsible for all Collection Costs, which Collection Costs shall be added to the amounts due to Brand Director and paid by Licensee. All payments made by Licensee following the incurrence of Collection Costs by Brand Director shall first be credited to Collection Costs amounts and then to the past due invoice until the account is brought current. Additionally, in the event that the Brand Director Fee remains unpaid for more than sixty (60) days, Brand Director shall have the right, but not the obligation, to terminate the Term of the Agreement. In such event, Licensee shall waive all rights and remedies and release all applicable claims that Licensee might have against Brand Director as a direct or indirect result of such termination.

d. Audit. Brand Director (or its Representative) shall have the right upon reasonable notice, and at Brand Director’s sole cost and expense, to examine the books of account and records with respect to sales of Managed Products wherever such books and records are usually kept and to make reasonable copies thereof.

e. Contemporaneous Loan Addendum. The Parties previously entered into a certain Loan Agreement dated June 6, 2019 whereby Brand Director has made a loan of funds for operational expenses to Licensee (the “Loan Agreement”). Notwithstanding anything set forth in this Agreement to the contrary, as partial repayment for the principal and interest accrued under the Loan Agreement, the Licensee hereby waives payment of the Contribution Fee for the first five (5) calendar months of the Term of this Agreement.

4. REGULATORY COMPLIANCE

a. Regulatory Disclosures.

i. The Parties acknowledge the contractual relationship contemplated hereby requires regulatory disclosure of Brand Director as an “Owner” of Licensee’s Licenses under Applicable Law. Licensee has previously notified the BCC and CDPH of Brand Director’s status as a non-equity “Owner” under the Licenses pursuant to Section 5023(c) of the BCC Regulations and Section 40178 of the CDPH Regulations and completed the necessary and appropriate forms provided by each State Regulatory Authority. It is the Parties belief that administrative disclosure of the contractual relationship contemplated hereby to the City of Cathedral City is not required. In the event that the City of Cathedral City determines that disclosure of Brand Director’s interest in the Licenses is required, the Parties agree to timely cooperate and promptly take all necessary steps to disclose such “Ownership.” The Parties hereby agree to make all required disclosures to ensure ongoing compliance with Applicable Law.

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ii. Brand Director agrees to provide Licensee with all personal information relating to Brand Director and Brand Director’s Affiliates including LiveScans and all other information that is required by state law to be disclosed by Licensee to the State Regulatory Authorities. Brand Director hereby authorizes and consents to Licensee’s submission all such required personal information of Brand Director and Brand Director’s Affiliates to the State Regulatory Authorities and shall cause all such Affiliates to complete LiveScans, provide their personal information, and consent to such disclosure.

b. Compliance. It is the Parties’ intent that this Agreement comply in all respects with all Applicable Laws and the Parties have structured their relationship with that specific intent. However, each Party understands that the Applicable Laws are complicated and in a state of flux. In the event that the State Regulatory Authorities require additional disclosure obligations pursuant to Section 4(a) above, or which require changes to the structure of this Agreement for compliance purposes, the Parties agree to use best efforts to make such disclosures and/or modify this Agreement to comply with the new requirements while preserving the intent of the Parties set forth herein. In addition, each Party further understands that United States Federal laws may render the subject of this Agreement as void or unenforceable, and as a result, the Parties expressly acknowledge and agree that if United States Federal laws that would render the subject of this Agreement as void or unenforceable that does not and will not apply to this Agreement, the transactions contemplated hereby, or the relationship of the Parties hereto, and notwithstanding, the Parties will cooperate to perform the substance of their obligations hereunder. Therefore, subject to this paragraph, in the event that any provision of this Agreement is rendered invalid or unenforceable by a court of competent jurisdiction, or the applicable laws and regulations are altered by any legislative or regulatory body, or either Party notifies the other Party in writing of its reasonable belief that this Agreement or any of its provisions may be declared null, void, unenforceable, or in violation of Applicable Laws, the remaining provisions, if any, of this Agreement shall nevertheless continue in full force and effect.

c. Regulatory Changes. In the event any authorized state or local regulatory agency deems the commercial relationship set forth in this Agreement non-compliant with Applicable Laws, the Parties agree to negotiate in good faith to modify this Agreement as necessary to preserve the economic and commercial aspects of this Agreement and bring this Agreement into compliance with Applicable Laws.

5. INTELLECTUAL PROPERTY

a. Intellectual Property. Each Party acknowledges and agrees that during the Term and thereafter, such Party shall retain all rights in its Intellectual Property as defined herein. Any Intellectual Property that may be utilized by either Party in connection herewith shall remain the property of such Party, and the other Party shall have no rights or interests therein, except as may otherwise be expressly provided in any separate agreement between the Parties. Neither Party shall, at any time during or after the Term of this Agreement or thereafter, dispute or contest, directly or indirectly, the other Party’s right and title to the Intellectual Property or the validity thereof. Each Party agrees to execute any documents reasonably requested by the other Party to affect any of the above provisions.

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b. Developing Intellectual Property. In the event any Intellectual Property is developed in connection with the production of the Managed Products, such Intellectual Property shall be solely owned by the Brand Director.

c. Intellectual Property Remedies. Without limiting either Party’s other remedies, whether in law or equity, each Party acknowledges and agrees that the other Party shall have the right to injunctive relief, to prevent and/or cure a breach or threatened breach of this Section 5.

6. TERM AND TERMINATION

a. Initial Term. The Agreement and the provisions hereof, shall be in full force and effect for the duration of the Initial Term.

b. Option to Extend. Upon expiration of the Initial Term or the then current term, Brand Director shall have an option to extend the term of the Agreement for a Renewal Term, on the same terms and conditions contained in this Agreement. The option to extend may be exercised by the Brand Director, at its sole discretion, by delivering written notice to Licensee of Brand Director’s intent to exercise the option within thirty (30) days prior to the expiration of the Initial term. Licensee may choose to deny Brand Director’s request to extend the agreement with a written response to Brand Director indicating Licensee’s intent to terminate, either before Brand Director’s request to extend, or after, so long as the termination response is more than thirty (30) days prior to the expiration of the current term

c. Termination. Either Party shall be free to terminate this Agreement upon thirty (30) days prior written notice, should the non-moving Party be in breach of this Agreement and such breach is not cured within ten (10) business days.

d. Equipment Lease Termination. The Parties have previously entered into an Equipment Lease agreement dated June 6, 2019 (the “Equipment Lease”). Notwithstanding anything in the Equipment Lease to the contrary, the Parties hereby agree that in the event this Agreement is terminated, the Equipment Lease shall automatically terminate without any further action required by the Parties.

7. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; (ii) it has the full right, power and authority to enter into this Agreement, to grant the rights granted hereunder and to perform its obligations hereunder; (iii) the execution of this the Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

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8. INDEMNITY; LIMITATION ON LIABILITY

a. Indemnity of Licensee. Brand Director hereby indemnifies and holds Licensee (along with its Representatives) harmless from any liability, cost or expense (including reasonable attorneys’ fees) arising out of any claim asserted by a third party against Licensee which claim is based on a breach by Brand Director of its obligation hereunder and/or the gross negligence or intentionally wrongful acts or omissions of Brand Director in the performance of its obligations and responsibilities under this Agreement. If Licensee seeks indemnification from Brand Director, it shall give Brand Director notice of such claim, and Licensee shall defend and settle such claim at its sole expense, provided that Licensee shall cooperate in such defense, and further provided that Licensee may elect to engage counsel to participate in such defense at its own expense.

b. Indemnity of Brand Director. Licensee hereby indemnifies and holds Brand Director (along with its Representatives) harmless from any liability, cost or expense (including reasonable attorneys’ fees) arising out of any claim asserted by a third party against Brand Director which claim is based on breach by Licensee of its obligation hereunder and/or the gross negligence or intentionally wrongful acts or omissions of Licensee in the performance of its obligations and responsibilities under this Agreement. If Brand Director seeks indemnification from Licensee, it shall give Licensee notice of such claim, and Brand Director shall defend and settle such claim at its sole expense, provided that Brand Director shall cooperate in such defense, and further provided that Brand Director may elect to engage counsel to participate in such defense at its own expense.

c. Limitation of Liability.

i. The obligations of either Party pursuant to this Agreement shall not constitute personal obligations of such Party’s Representatives, and the other Party shall look solely to such Party and to no other Person for the satisfaction of any liability with respect to this Agreement. The limitations of liability set forth in this Section 8 are in addition to, and not in lieu of, any other limitations of liability or indemnification obligations set forth elsewhere in this Agreement or in other contracts, agreements, instruments, or other documents.

ii. EACH OF THE PARTIES HEREBY AGREES THAT IN NO EVENT SHALL THE OTHER PARTY BE LIABLE UNDER OR IN RELATION TO THIS AGREEMENT OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (AND WHETHER IN RELATION TO TORT, INCLUDING NEGLIGENCE), BREACH OF CONTRACT, STRICT LIABILITY OR OTHERWISE, OR ANY OTHER LIABILITY FOR ANY OF THE FOLLOWING: (I) LOSS OF PROFITS, REVENUES OR SALES; (II) LOSS OF BARGAIN; (III) LOSS OF OPPORTUNITY; (IV) LOSS OF USE OF ANY SERVICE OR ANY COMPUTER EQUIPMENT; (V) LOSS OF TIME ON THE PART OF MANAGEMENT OR OTHER STAFF; (VI) BUSINESS INTERRUPTION, RELATED TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, (VII) DAMAGE TO OR LOSS OF DATA; OR (VIII) ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, EXTRAORDINARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND HOWSOEVER.

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9. INSURANCE

a. Licensee shall maintain, throughout the Term and for a period of one (1) year thereafter, at its own cost and expense from a qualified insurance company Standard General Liability Insurance naming Brand Director as additional insured or named additional insured with limits no less than the greater of the amount required by Applicable Law and one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate, including bodily injury, property damage, and products and completed operations, which policy will include contractual liability coverage insuring the activities of Brand Director under this Agreement. Upon demand, Licensee shall furnish to Brand Director a certificate of insurance evidencing same within five (5) days after request for same.

b. In addition, Licensee shall hold all other insurance policies required by Applicable Law.

10. CONFIDENTIALITY

a. Confidential Information. Each Party acknowledges that, in connection with this Agreement and it will gain access to the other Party’s Confidential Information. Each Party shall: (i) protect and safeguard the confidentiality of the other Party’s Confidential Information with at least the same degree of care as such Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the other Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to its Representatives who are bound by written confidentiality obligations and have a need to know the Confidential Information to exercise its rights or perform its obligations under this Agreement. Notwithstanding the foregoing, each Party expressly acknowledges that it does not and will not have an ownership interest, whatsoever, in any of the other Party’s Confidential Information, and shall have no right to use any of the other Party’s Confidential Information except during the Term of this Agreement with the other Party’s express written consent.

b. Disclosure of Confidential Information. Notwithstanding the foregoing, a Party may disclose the other Party’s Confidential Information to the extent required to comply with Applicable Law, governmental regulations, or pursuant to an order of a court of competent jurisdiction, but even then, only upon sufficient advanced written notice Licensee to permit Licensee to object, quash, or otherwise seek to avoid disclosure of the Confidential Information, should it choose to do so.

11. MISCELLANEOUS

c. Notice. Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated Party or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, except e-mail may be used for day-to-day operations and contacts but not for ‘notice’ or other communications required under this Agreement or by law.

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d. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

e. Severability. In the event that any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

f. Assignment. The rights granted hereunder are personal to each Party and shall not be assigned, delegated or sub-contracted by any act of any Party or by operation of law unless in connection with a transfer of substantially all of the assets of a Party, to an Affiliate, or with the consent of the other Party to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

g. Relationship of The Parties. The relationship between the Parties is that of independent contractors. Nothing in this Agreement shall create or shall be deemed to create any joint venture or partnership between the Parties, nor shall anything in this Agreement render or be construed to render any of employees or agents of one Party to be employees or agents of the other Party. This Agreement does not provide any of one Party’s employees or agents with any rights or benefits to which an employee or agent of the other Party may be entitled. Each Party acknowledges exclusive responsibility for and indemnifies the other Party against withholding and payment of any and all taxes, including but not limited to FICA taxes, worker’s compensation insurance premiums, unemployment, state and federal income taxes, and any such withholding payments required under state or federal law, as well as vacation pay, paid sick leave, retirement benefits, and employee benefits of any kind whatsoever for all personnel on their payroll, and neither Party shall be liable for any of the foregoing with regard to personnel on the other Party’s payroll.

h. Compliance.

i. Change in Law. If any change to Applicable Law has a materially adverse effect on the ability of either Party to carry out its obligations under this Agreement, such Party, upon written notice, may request renegotiation of this Agreement in good faith to amend this Agreement to the extent reasonably necessary or prudent to address the change in Applicable Law in a manner that accomplishes the intents and objectives of the Parties, as evidenced by the terms of this Agreement, in all material respects to the extent possible. Such renegotiation will be undertaken in good faith and will include the use of a mutually approved independent third-party mediator. If the Parties are unable to renegotiate the terms within ninety (90) days after such notice and good faith negotiations, either Party may terminate this Agreement on sixty (60) days’ further written notice or at the end of the Term (even if less than sixty (60) days remain until the end of the Term), whichever is earlier.

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ii. Regulatory Compliance. It is the intent of the Parties that this Agreement comply in all respects with all Applicable Laws and the Parties have structured their relationship with that specific intent. However, each Party understands that the Applicable Laws are complicated and in a state of flux. In addition, each Party further understands that United States Federal laws may render the subject of this Agreement as void or unenforceable, and as a result, the Parties expressly acknowledge and agree that if United States Federal laws that would render the subject of this Agreement as void or unenforceable that does not and will not apply to this Agreement, the transactions contemplated hereby, or the relationship of the Parties hereto, and notwithstanding, the Parties will cooperate to perform the substance of their obligations hereunder. Therefore, subject to this paragraph, in the event that any provision of this Agreement is rendered invalid or unenforceable by a court of competent jurisdiction, or the applicable laws and regulations are altered by any legislative or regulatory body, or either Party notifies the other Party in writing of its reasonable belief that this Agreement or any of its provisions may be declared null, void, unenforceable, or in violation of Applicable Laws, the remaining provisions, if any, of this Agreement shall nevertheless continue in full force and effect.

i. Entire Agreement. This Agreement and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

j. Amendments. Any amendment to this Agreement must be in writing and signed by an authorized person of each Party.

k. Surviving Rights. Any rights or obligations of the Parties in this Agreement which, by their nature, should survive termination or expiration of this Agreement will survive any such termination or expiration.

l. Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

m. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

n. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13	Brand Director Agreement

o. Equitable Relief. Each Party acknowledges that a breach by the Party of this Agreement may cause the other Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the other Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity (which are cumulative and may be exercised singularly or concurrently), subject to any express exclusions or limitations in this Agreement to the contrary.

p. Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

q. Force Majeure. Neither Party shall be responsible for delays or failure of performance under this Agreement to the extent resulting from causes that are beyond the reasonable control of such Party and which render the continued performance of this Agreement impossible, impractical or illegal, including, but not limited to, fire, flood, explosion, tornado, epidemic, earthquake, snowstorm, ice storm or other act of God, embargo, explosion, malfunction, riots, civil disputes, acts or threatened acts of terrorism or war, failure of the internet or government controls or regulations, lack of availability of source material meeting the qualifications and standards in this Agreement at commercially reasonable prices, and problems or defects in relation to the Internet and/or any telecommunication systems. The existence of such causes of such delay or failure shall extend the period for performance to the extent necessary to enable complete performance in the exercise of reasonable diligence after the causes of delay or failure have been removed.

r. Jurisdiction and Disputes.

i. This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

ii. In the event of any Claim arising out of or relating to any performance required under this Agreement, or the interpretation, validity or enforceability hereof, the Parties hereto shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either party to the other they shall commence arbitration as set forth below.

14	Brand Director Agreement

iii. The Parties agree to submit any and all Claims, or any dispute related in any way to this Agreement and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: http://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in the Los Angeles County, California. Each party understands and agrees that by signing this Agreement, such party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either party may apply to the Superior Courts located in Los Angeles County, California for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the Agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either party commences a Claim in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal Claim with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator's decision shall be final and binding upon the Parties. The arbitrator's decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to Superior Courts located in Los Angeles County for an entry of judgment thereon.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date set forth below.

Satellites Dip, LLC (“Licensee”)		NMG Cathedral City, LLC (“Brand Director”)

By:	/s/ Azadeh Dastmalchi	By:	/s/ Stephen ‘Trip’ Hoffman
Name:	Azadeh Dastmalchi	Name:	Stephen ‘Trip’ Hoffman
Title:	Authorized Signatory	Title:	Authorized Signatory

15	Brand Director Agreement

EXHIBIT A

DESIGNATED AREA

[attach premises diagram on next page]

EXHIBIT A

EXHIBIT A

EXHIBIT B

LICENSES

[attach Licenses on next page]

EXHIBIT B

Cathedral City

CANNABIS BUSINESS LOCAL LICENSE

(MCL 16-003-M-19-A)

THIS LICENSE HAS BEEN ISSUED PURSUANT TO CATHEDRAL CITY MUNICIPAL CODE CHAPTER 5.88. ISSUANCE HEREOF DOES NOT ENTITLE THE OWNER TO OPERATE OR MAINTAIN A BUSINESS IN VIOLATION OF ANY OTHER LAW OR ORDINANCE. THE LICENSE DOES NOT CONSTITUTE ENDORSEMENT OF ANY ORGANIZATION OR MERCHANDISE OR SERVICES OF ANY CHARACTER. THIS LICENSE IS NON-TRANSFERRABLE AND APPLICATION FOR RENEWAL MUST BE MADE AT LEAST 30 DAYS BEFORE EXPIRATION. THIS LICENSE IS VALID FOR BOTH ADULT USE AND MEDICAL CANNABIS.

SATELLITES DIP, LLC

ADDRESS: 68350 Commercial Road

LICENSE TYPE: Manufacturing

[signature]
City of Cathedral City

1/10/19
Date

THIS LICENSE SHALL EXPIRE ON JANUARY 10, 2020

POST IN A CONSPICUOUS PLACE

EXHIBIT B

Cathedral City

CANNABIS BUSINESS LOCAL LICENSE

(MCL 16-003-T-19-A)

THIS LICENSE HAS BEEN ISSUED PURSUANT TO CATHEDRAL CITY MUNICIPAL CODE CHAPTER 5.88. ISSUANCE HEREOF DOES NOT ENTITLE THE OWNER TO OPERATE OR MAINTAIN A BUSINESS IN VIOLATION OF ANY OTHER LAW OR ORDINANCE. THE LICENSE DOES NOT CONSTITUTE ENDORSEMENT OF ANY ORGANIZATION OR MERCHANDISE OR SERVICES OF ANY CHARACTER. THIS LICENSE IS NON-TRANSFERRABLE AND APPLICATION FOR RENEWAL MUST BE MADE AT LEAST 30 DAYS BEFORE EXPIRATION. THIS LICENSE IS VALID FOR BOTH ADULT USE AND MEDICAL CANNABIS.

SATELLITES DIP, LLC

ADDRESS: 68350 Commercial Road
LICENSE TYPE: Distribution/Transportation

City of Cathedral City

1/10/19
Date

THIS LICENSE SHALL EXPIRE ON JANUARY 10, 2020

POST IN A CONSPICUOUS PLACE

EXHIBIT B

EXHIBIT B

STATE OF CALIFORNIA
DEPARTMENT OF PUBLIC HEALTH
MANUFACTURED CANNABIS SAFETY BRANCH

ANNUAL MANUFACTURING LICENSE

ADULT AND MEDICINAL CANNABIS PRODUCTS - PROVISIONAL

LICENSEE:
SATELLITES DIP LLC
SATELLITES DIP LLC

LICENSED PREMISES:
68350 COMMERCIAL RD
CATHEDRAL CITY, CA 92234-7603

LICENSE NUMBER: CDPH-10002335
LICENSE TYPE: Type 7: Volatile Solvent Extraction

EFFECTIVE DATE: 04/08/2019
EXPIRATION DATE: 04/08/2020

The licensee named herein is authorized to manufacture cannabis products at the licensed premises listed herein through the expiration date of this license. This annual license issued is in accordance with the provisions of Division 10 of the California Business and Professional Code and is not transferable to any other person or premises. The licensee is required by law to notify the Manufactured Cannabis Safety Branch of changes pertaining to this license. This license shall always be displayed in a prominent place at the licensed premises. This license shall be subject to suspension or revocation by the California Department of Public Health if it is found that manufacturing operation is in violation of Division 10 of the Business and Professions Code or regulations adopted thereunder.

California Department of Public Health
P.O. Box 997377, MS-7606
Sacramento, CA 95899-7377

Asif A. Maan Ph.D.
Chief, Manufactured Cannabis Safety Branch

EXHIBIT B

EXHIBIT C

MANAGED BRANDS

Managed Products/Brands
Body and Mind Products
G-Pen Products

EXHIBIT C